Exhibit 99.1
Dawson Geophysical Company Files a Shelf Registration Statement
MIDLAND, Texas, August 8, 2005/ PRNewswire/-Dawson Geophysical Company (NASDAQ: DWSN) announced today that it has filed a shelf registration statement with the Securities and Exchange Commission covering the offer and sale from time to time of up to $75 million in debt securities, preferred and common stock, and warrants. The features of the registration statement allow the Company to sell securities, after the registration statement has been declared effective by the SEC, in one or more separate offerings with the size, price and terms to be determined at the time of sale. The terms of any securities offered would be described in a related prospectus to be separately filed with the SEC at the time of the offering.
The Company said that it does not expect to make an offering at this time and has made the filing to enable the Company to act quickly as opportunities arise.
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2-D, 3-D, and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include, but are not limited to, dependence upon energy industry spending, the volatility of oil and gas prices, weather interruptions, the ability to obtain land access rights of way and the availability of capital resources. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2004. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information, please contact:
L. Decker Dawson, Chairman and CEO
Christina W. Hagan, Executive Vice President and CFO
1-800-332-9766